Titan International, Inc.
1525 Kautz Road, Suite 600
West Chicago, IL 60185

INVESTOR CONTACT:
Todd Shoot
SVP, Investor Relations & Treasurer
217-221-4416

FOR IMMEDIATE RELEASE
Wednesday, March 2, 2022

Titan International, Inc. Caps Off Strong 2021 With Q4 EPS of $0.44 on 49% Year Over Year Growth In Sales

Quarter and Full-Year Highlights
•Net sales for the quarter were $487.7 million, a $160.8 million (49%) YOY increase, while net sales for the full-year were $1.78 billion, a $520.9 million (41%) YOY increase
•Income from operations for the quarter was $24.3 million, a $40.2 million YoY improvement, enabling EPS to grow to $0.44 versus a loss of $0.28 in the prior year
•Adjusted EBITDA for the quarter was $36.1 million, a YOY Q4 increase of $18.8 million or 109%, and adjusted EBITDA for the full-year was $135.0 million, a YOY full-year increase of $80.9 million or 150%

WEST CHICAGO, ILLINOIS, March 2, 2022 - Titan International, Inc. (NYSE: TWI), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported results for the fourth quarter and year ended December 31, 2021.

“Our fourth quarter was a continuation of our strong performance throughout the year and adds up to an excellent 2021 as we increased sales by an astounding $521 million," commented Paul Reitz, President and Chief Executive Officer. "Our success this year was driven by the efforts and resilience of our Titan team and I want to thank all of our 7,500 global employees from our hourly, union and non-union teams, from the front-line and support staff all the way up to our CFO, David Martin, who all showed tremendous dedication to drive the results that were achieved. I could not be more pleased with what our Company has accomplished to position Titan well heading into 2022. Our strong sales growth also translated into dramatic profitability improvements in Q4 and full year 2021. Our fourth quarter adjusted EBITDA of $36 million was the third straight quarter in which we exceeded $35 million bringing our full year 2021 adjusted EBITDA to $135 million – nearly two and a half times that of 2020.

"You may have seen our recent public comments on the positive market dynamics, and I want to share some additional information on Titan continuing to ride the tidal wave into 2022 and, even more importantly, beyond. We see the market forces surrounding Agriculture continuing to create momentum on a global scale to drive a multi-year strong demand cycle. Farm commodities are as high as we have seen in the last decade, which along with government programs, has put farmers in a good financial position. On top of that, there is a strong need for
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new equipment in the market, which remains in short supply, as OEMs are challenged to produce enough to meet demand, much less build inventory. Used equipment inventories are also at record low levels coming into the year. With all of this in place, farmers will do well and that’s the bottom line for our industry Let’s not forget, Titan’s wheel and tire products are more focused on the Ag market, while our undercarriage business is a major player in the global construction and mining markets. Those both are shaping up as stronger in 2022 and beyond, as infrastructure spending ramps up over time, and minerals continue to see strong demand on a global scale. Titan was able to be there for its customers in big way in 2021, as the demand increased significantly, with our global production footprint that is the best and largest in the off-road wheel, tire and undercarriage industry. With our unparalleled production capabilities and quality, along with our innovative products, we are well prepared to serve our global customer base now and into the future.
“We get there are questions surrounding global volatility and uncertainty, with all of the headlines, from raw material pricing, supply chain and labor challenges, and the logistics chaos. This includes the most recent crisis in the Ukraine. Titan is accustomed to solving problems and overcoming challenges, and our financial results and growth demonstrate that. I have confidence that we will continue to manage any challenges ahead. We have strong focus within our management teams to manage customer expectations, along with pricing and cost discipline to drive further margin and profitability improvements.

"Titan’s business performance and our financial position improved dramatically in 2021, and as I have stated before, we expect the positive trends to continue during 2022 with our Q1 performance coming out of the gate strong to start the year. Our operating plan, which our Board supports, calls for our revenue to grow to more than $2 billion with our goal of reaching adjusted EBITDA of $175 million, which demonstrates strong gains over 2021 levels. Capital expenditures should be in a range between $45 million to $50 million with flexibility on timing of these commitments in order to match up with our cash flow. With continued working capital focus and inventory levels in a position to support our higher production and sales, we expect to drive meaningful free cash flow in 2022."

Results of Operations

Net sales for the fourth quarter ended December 31, 2021, were $487.7 million, compared to $326.9 million in the comparable quarter of 2020, an increase of 49.2 percent drive by sales increases across all segments. Overall net sales was influenced heavily by both increased volume from increased demand across all segments of the business, most notably agriculture, along with pricing. The contributing factors to the increase in demand were increased commodity prices, lower equipment inventory levels at the farm equipment retail levels, and pent up demand following the economic impacts which occurred in 2020. Pricing increases have been implemented because of rising raw material costs and other inflationary impacts in the markets, including freight.

Gross profit for the fourth quarter ended December 31, 2021, was $62.5 million, compared to $25.9 million in the comparable prior year period. Gross margin was 12.8 percent of net sales for the quarter, compared to 7.9 percent of net sales in the comparable prior year period. The gross profit in the fourth quarter of 2020 was impacted by an $11.2 million impairment on Titan Tire Reclamation Corporation (TTRC) in Canada as a result of market declines, which indicated the remaining book value of the equipment was above the fair market value, as well as $1.3 million of redundancy payments as part of a restructuring plan to reduce production costs in Italy. Excluding these charges, gross profit was $38.4 million with gross margin at 11.8 percent during the fourth quarter of 2020. The increase in gross profit and margin was driven by the impact of increases in sales volume, as described previously, favorably impacting overhead absorption. In addition, cost reduction initiatives were executed across global operations.

Selling, general, administrative, research and development (SGARD) expenses for the fourth quarter of 2021 were $35.6 million, compared to $39.3 million for the comparable prior year period. As a percentage of net sales, SGARD was 7.3 percent, compared to 12.0 percent for the comparable prior year period. The SGARD in the fourth quarter of 2020 was impacted by a $6.0 million impairment related to certain customer relationship intangibles in Australia as a result of customer attrition since the original acquisition date. Excluding these charges, SGARD
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increased $2.3 million as a result of an increase in variable costs associated with improved operating performance and growth in sales.

Income from operations for the fourth quarter of 2021 was $24.3 million, or 5.0 percent of net sales, compared to a loss of $15.8 million, or 4.8 percent of net sales, for the fourth quarter of 2020. The increase in income was primarily due to the higher sales and improvements in gross profit margins as well as the absence of the prior year fourth quarter charges noted above.

Segment Information
Agricultural Segment

(Amounts in thousands)	Three months ended			Twelve months ended
	December 31,			December 31,
	2021	2020	% Increase/(Decrease)	2021	2020	% Increase/(Decrease)
Net sales	$264,764	$161,380	64.1%	$949,400	$634,652	49.6%
Gross profit	$37,513	$19,578	91.6%	$135,807	$65,408	107.6%
Profit margin	14.2%	12.1%	17.4%	14.3%	10.3%	38.8%
Income (loss) from operations	$23,438	$4,449	426.8%	$77,666	$9,838	689.4%

During the quarter ended December 31, 2021, net sales increased 64 percent reflecting additional volume from significantly improved demand across all geographic markets, along with pricing reflective of increased raw material and other cost inflation. Demand in the global agriculture markets reflects improved farmer income, the need for replacement of an aging large equipment fleet, and the need to replenish equipment inventory levels within the equipment dealer channels. The improvement in gross profit and margin is primarily attributable to the impact of increased sales volume, as described previously, and cost reduction initiatives executed across global production facilities.
Earthmoving/Construction Segment

(Amounts in thousands)	Three months ended			Twelve months ended
	December 31,			December 31,
	2021	2020	% Increase/(Decrease)	2021	2020	% Increase/(Decrease)
Net sales	$183,420	$137,544	33.4%	$693,350	$510,150	35.9%
Gross profit	$20,372	$3,108	555.5%	$83,705	$37,885	120.9%
Profit margin	11.1%	2.3%	382.6%	12.1%	7.4%	63.5%
Income (loss) from operations	$6,859	$(13,380)	151.3%	$27,809	$(21,620)	228.6%

During the quarter ended December 31, 2021, the increase in earthmoving/construction net sales was driven by increased volume from customer demand, along with pricing, reflective of rising raw material costs and freight as well as other inflationary impacts. The increase in volume was primarily due to improvements in global economic conditions and recovery in construction markets, including the return to normalized supply and demand levels in the market. The increase in gross profit and margin was primarily driven by the increased sales volume and continued improved production efficiencies stemming from the strong management actions taken in recent years to improve profitability for the long-term. In addition, the aforementioned TTRC impairment impacted 2020 gross profit by $11.2 million.

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Consumer Segment

(Amounts in thousands)	Three months ended			Twelve months ended
	December 31,			December 31,
	2021	2020	% Increase/(Decrease)	2021	2020	% Increase/(Decrease)
Net sales	$39,492	$27,984	41.1%	$137,465	$114,511	20.0%
Gross profit	$4,630	$3,205	44.5%	$18,030	$11,026	63.5%
Profit margin	11.7%	11.5%	1.7%	13.1%	9.6%	36.5%
Income (loss) from operations	$2,486	$43	5,681.4%	$9,553	$1,085	780.5%

During the quarter ended December 31, 2021, the increase in net sales was primarily driven by increases in volume related to general market improvements, as well as increased pricing due to the factors stated previously in other segments. The increase in gross profit and margin was due primarily to increased volume and the positive impact on plant efficiencies, particularly in Latin America.

Non-GAAP Financial Measures

Adjusted EBITDA was $36.1 million for the fourth quarter of 2021, compared to a $17.3 million in the comparable prior year period. The Company utilizes EBITDA and adjusted EBITDA, which are non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income (loss) to EBITDA and adjusted EBITDA can be found at the end of this release.

Adjusted net income applicable to common shareholders for the fourth quarter of 2021 was $24.7 million, equal to income of $0.39 per basic and diluted share, compared to a loss of $5.9 million, equal to a loss of $0.10 per basic and diluted share, in the fourth quarter of 2020. The Company utilizes adjusted net income applicable to common shareholders, which is a non-GAAP financial measure, as a means to measure its operating performance. A reconciliation of net income (loss) applicable to common shareholders and adjusted net income (loss) applicable to common shareholders can be found at the end of this release.

Financial Condition

The Company ended 2021 with total cash and cash equivalents of $98.1 million, compared to $117.4 million at December 31, 2020. Long-term debt at December 31, 2021, was $452.5 million, compared to $433.6 million at December 31, 2020. Short-term debt was $32.5 million at December 31, 2021, compared to $31.1 million at December 31, 2020. Net debt (total debt less cash and cash equivalents) was $386.8 million at December 31, 2021, compared to $347.3 million at December 31, 2020. The increase in net debt during 2021 was primarily due to approximately $19 million paid in connection with the refinancing of the senior notes and $9.2 million paid for a legal settlement, and managed investments in working capital to support the business growth in 2021.

Net cash provided by operating activities for the year ended December 31, 2021, was $10.7 million, compared to net cash provided by operations of $57.2 million for 2020. This decrease resulted from the need for working capital investments from significant sales growth which occurred during 2021. Working capital management has been a strategic initiative for the Company. Notwithstanding the increase in working capital investments made during the year, there were significant improvements in working capital as measured in terms of percent of sales (calculated using the most recent quarter’s sales annualized). Net working capital (accounts receivable plus inventory less accounts payable) as a percent of sales at December 31, 2021 was 19%, as compared to 24% at December 31, 2020.

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Capital expenditures were $38.8 million for the year ended December 31, 2021, compared to $21.7 million for 2020. Capital expenditures during 2021 and 2020 represent equipment replacement and improvements, along with new tools, dies and molds related to new product development. The overall capital outlay for 2021 increased as the Company continues to enhance the existing facilities and manufacturing capabilities, and drive productivity gains.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the fourth quarter financial results on Thursday, March 3, 2022, at 9 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed using the following link https://events.q4inc.com/attendee/234248952 or on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 15 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference, with live audio Q&A, participants should use one of the following dial in numbers:

U.S. Toll Free:             1 844 200 6205
U.S.:                 1 646 904 5544
Canada:             1 833 950 0062
All other countries:         +1 929 526 1599

Participants Access Code:     619103

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of the COVID-19 pandemic on our operations and financial performance; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; the Company's ability to maintain satisfactory labor relations; unfavorable outcomes of legal proceedings; the Company's ability to comply with current or future regulations applicable to the Company's business and the industry in which it competes or any actions taken or orders issued by regulatory authorities; availability and price of raw materials; availability and price of supply chain logistics and freight; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company's
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outstanding indebtedness; unfavorable product liability and warranty claims; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; results of investments; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to our manufacturing facilities, including that any of our material facilities may become inoperable; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason, except as required by law.

About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in West Chicago, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

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Titan International, Inc.
Consolidated Statements of Operations
Amounts in thousands, except per share data

	Three months ended		Twelve months ended
	December 31,		December 31,
	2021	2020	2021	2020
	(unaudited)	(unaudited)

Net sales	$487,676	$326,908	$1,780,215	$1,259,313
Cost of sales	425,161	289,803	1,542,673	1,130,194
Asset impairment	—	11,214	—	14,800
Gross profit	62,515	25,891	237,542	114,319
Selling, general and administrative expenses	32,961	37,093	131,772	130,942
Research and development expenses	2,653	2,231	10,104	9,013
Royalty expense	2,576	2,406	10,491	9,715
Income (loss) from operations	24,325	(15,839)	85,175	(35,351)
Interest expense	(8,282)	(7,478)	(32,221)	(30,554)
Loss on senior note repurchase	—	—	(16,020)	—
Foreign exchange gain (loss)	2,895	(1,283)	12,020	(11,025)
Other income	574	9,688	2,086	18,799
Income (loss) before income taxes	19,512	(14,912)	51,040	(58,131)
Provision for income taxes	(8,778)	4,569	1,149	6,946
Net income (loss)	28,290	(19,481)	49,891	(65,077)
Net income (loss) attributable to noncontrolling interests	692	(2,267)	305	(4,689)
Net income (loss) attributable to Titan and applicable to common shareholders	$27,598	$(17,214)	$49,586	$(60,388)

Earnings (loss) per common share:
Basic	$.44	$(.28)	$.80	$(.99)
Diluted	$.44	$(.28)	$.79	$(.99)
Average common shares and equivalents outstanding:
Basic	62,861	61,376	62,100	60,818
Diluted	63,163	61,376	62,685	60,818

Dividends declared per common share:	$—	$—	$—	$.01

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Titan International, Inc.
Consolidated Balance Sheets
Amounts in thousands, except share data

	December 31, 2021	December 31, 2020

Assets
Current assets
Cash and cash equivalents	$98,108	$117,431
Accounts receivable (net of allowance of $4,550 and $3,782, respectively)	255,180	193,014
Inventories	392,615	293,679
Prepaid and other current assets	67,401	54,475
Total current assets	813,304	658,599
Property, plant and equipment, net	301,109	319,854
Operating lease assets	20,945	24,356
Deferred income taxes	16,831	2,591
Other long-term assets	30,496	26,484
Total assets	$1,182,685	$1,031,884

Liabilities
Current liabilities
Short-term debt	$32,500	$31,119
Accounts payable	278,099	167,210
Other current liabilities	140,214	131,382
Total current liabilities	450,813	329,711
Long-term debt	452,451	433,584
Deferred income taxes	3,978	3,895
Other long-term liabilities	48,271	63,429
Total liabilities	955,513	830,619

Redeemable noncontrolling interest	—	25,000

Equity
Titan stockholders' equity
Common stock ($0.0001 par, 120,000,000 shares authorized, 66,492,660 issued at December 2021 and 61,466,593 at December 2020)	—	—
Additional paid-in capital	562,340	532,742
Retained deficit	(85,439)	(135,025)
Treasury stock (at cost, 80,876 shares at December 2021 and 89,612 shares at December 2020)	(1,121)	(1,199)
Accumulated other comprehensive loss	(246,480)	(217,254)
Total Titan stockholders’ equity	229,300	179,264
Noncontrolling interests	(2,128)	(2,999)
Total equity	227,172	176,265
Total liabilities and equity	$1,182,685	$1,031,884

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Titan International, Inc.
Consolidated Statements of Cash Flows
All amounts in thousands

	Twelve months ended
	December 31,
Cash flows from operating activities:	2021	2020
Net income (loss)	$49,891	$(65,077)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	47,991	54,655
Asset impairment	—	20,823
Loss on senior note repurchase	16,020	—
Deferred income tax provision	(14,180)	(3,007)
Gain on building and investment sale	(569)	(4,152)
Gain on property insurance settlement	—	(8,657)
Stock-based compensation	3,441	2,462
Issuance of common stock under 401(k) plan	1,235	1,245
Foreign currency translation (gain) loss	(8,930)	12,444
(Increase) decrease in assets:
Accounts receivable	(74,736)	(15,236)
Inventories	(112,850)	37,747
Prepaid and other current assets	(15,671)	2,312
Other long-term assets	(5,298)	(1,071)
Increase (decrease) in liabilities:
Accounts payable	121,189	11,942
Other current liabilities	14,781	24,025
Other liabilities	(11,588)	(13,226)
Net cash provided by operating activities	10,726	57,229
Cash flows from investing activities:
Capital expenditures	(38,802)	(21,680)
Sale of Wheels India Limited shares	—	32,852
Proceeds from property insurance settlement	—	8,657
Other	1,203	13,392
Net cash (used for) provided by investing activities	(37,599)	33,221
Cash flows from financing activities:
Proceeds from borrowings	497,149	91,639
Repurchase of senior secured notes	(413,000)	—
Payment on debt	(69,182)	(126,393)
Dividends paid	—	(603)
Other financing activities	(1,021)	(3,208)
Net cash provided by (used for) financing activities	13,946	(38,565)
Effect of exchange rate changes on cash	(6,396)	(1,253)
Net (decrease) increase in cash and cash equivalents	(19,323)	50,632
Cash and cash equivalents, beginning of year	117,431	66,799
Cash and cash equivalents, end of year	$98,108	$117,431

Supplemental information:
Interest paid	$34,578	$29,233
Income taxes paid, net of refunds received	$16,263	$12,355
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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted net income (loss) attributable to Titan, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted net income (loss) attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt, as we believe that they assist investors with analyzing our business results. In addition, management reviews each of these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted net income (loss) attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted net income (loss) attributable to Titan to net income (loss) applicable to common shareholders, the most directly comparable GAAP financial measure, for each of the three and twelve month periods ended December 31, 2021 and 2020.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2021	2020	2021	2020

Net income (loss) applicable to common shareholders	$27,598	$(17,214)	$49,586	$(60,388)
Adjustments:
Foreign exchange (gain) loss	(2,895)	1,283	(12,020)	11,025
Loss on senior note repurchase	—	—	16,020	—
Asset impairments	—	17,237	—	20,823
Insurance reimbursement	—	(3,644)	—	(8,580)
Settlement of legal matter	—	—	—	5,000
Gain on sale of Brownsville, Texas facility	—	(4,855)	—	(4,855)
Loss on sale of Wheels India Limited shares	—	—	—	2,005
Restructuring charges	—	1,338	—	1,737

Adjusted net income (loss) attributable to Titan	$24,703	$(5,855)	$53,586	$(33,233)

Adjusted income (loss) per common share:
Basic	$0.39	$(0.10)	$0.86	$(0.55)
Diluted	$0.39	$(0.10)	$0.85	$(0.55)

Average common shares and equivalents outstanding:
Basic	62,861	61,376	62,100	60,818
Diluted	63,163	61,376	62,685	60,818

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The table below provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, non-GAAP financial measures, for the three and twelve-month periods ended December 31, 2021 and 2020.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2021	2020	2021	2020

Net Income (loss)	$28,290	$(19,481)	$49,891	$(65,077)
Adjustments:
Provision for income taxes	(8,778)	4,569	1,149	6,946
Interest expense, excluding interest income	7,851	6,579	31,933	30,351
Depreciation and amortization	11,646	14,279	47,991	54,655
EBITDA	$39,009	$5,946	$130,964	$26,875
Adjustments:
Foreign exchange (gain) loss	(2,895)	1,283	(12,020)	11,025
Loss on senior note repurchase	—	—	16,020	—
Asset impairments	—	17,237	—	20,823
Insurance reimbursement	—	(3,644)	—	(8,580)
Settlement of legal matter	—	—	—	5,000
Gain on sale of Brownsville, Texas facility	—	(4,855)	—	(4,855)
Loss on sale of Wheels India Limited shares	—	—	—	2,005
Restructuring charges	—	1,338	—	1,737

Adjusted EBITDA	$36,114	$17,305	$134,964	$54,030

The table below sets forth, for the three and twelve-month periods ended December 31, 2021, the impact to net sales of currency translation (constant currency) by geography (in millions, except percentages):

	Three Months Ended December 31,			Change due to currency translation		Three Months Ended December 31, 2021
	2021	2020	% Change from 2020	$	%	Constant Currency
United States	$232,188	$132,849	74.8%	—	—%	$232,188
Europe / CIS	135,939	97,167	39.9%	(2,060)	(2.1)%	137,999
Latin America	84,129	62,062	35.6%	(3,158)	(5.1)%	87,287
Other International	35,420	34,830	1.7%	(1,320)	(3.8)%	36,740
	487,676	326,908	49.2%	(6,538)	(2.0)%	494,214

	Twelve Months Ended December 31,			Change due to currency translation		Twelve Months Ended December 31,
	2021	2020	% Change from 2020	$	%	Constant Currency
United States	$835,985	$583,400	43.3%	—	—%	$835,985
Europe / CIS	479,724	343,452	39.7%	12,790	3.7%	466,934
Latin America	318,879	218,258	46.1%	(16,108)	(7.4)%	334,987
Other International	145,627	114,203	27.5%	2,936	2.6%	142,691
	1,780,215	1,259,313	41.4%	(382)	—%	1,780,597
`

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The table below provides a reconciliation of net debt, which is a non-GAAP financial measure:

	December 31, 2021	September 30, 2021	December 31, 2020

Long-term debt	$452,451	$450,999	$433,584
Short-term debt	32,500	30,867	31,119
Total debt	$484,951	$481,866	$464,703
Cash and cash equivalents	$98,108	94,640	117,431
Net debt	$386,843	$387,226	$347,272
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